CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



         We have issued our report dated January 16, 2002, accompanying the consolidated financial statements included in the 2001 Annual Report of First Chester County Corporation (formerly First West Chester Corporation) and subsidiaries on Form 10-K for the year ended December 31, 2001. We hereby consent to the incorporation by reference of said reports in the Registration Statements of First Chester County Corporation on Forms S-8 and Forms S-3 (File No. 333-09241, effective July 31, 1996, File No. 333-15733, effective November 7, 1996, File No. 333-33411, effective August 12, 1997, File No. 333-33175, effective August 8, 1997, and File No. 333-69315, effective December 21, 1998).




Philadelphia, Pennsylvania
March 25, 2002